EXHIBIT 10.21

AGREEMENT

This Agreement (“Agreement”) dated September 27, 2019 by and between William Nicholson, an Oregon resident (“Employee”), and Portland General Electric Company, an Oregon corporation (the “Company”) with a business address of 121 SW Salmon St., Portland, Oregon 97204.

1.     Separation Benefits. In exchange for the release described in paragraph 2 below, the Company agrees to provide Employee with the following in connection with his retirement from the Company effective December 31, 2019:
(a)Modification of Performance Share Awards. The two separate Officers’ and Key Employees’ Performance Stock Unit Agreements effective February 14, 2018 and February 13, 2019 (the “Performance Share Agreements”) pursuant to which Employee was granted restricted stock units with service-based and performance-based vesting conditions in accordance with and subject to the terms of the Portland General Electric Company Stock Incentive Plan (the “Stock Incentive Plan”) shall be and hereby are amended to provide that, notwithstanding the provisions of Section 6 of the Performance Share Agreements, Employee shall be deemed to have satisfied the applicable service-based vesting requirements thereunder.

(b)Modification of Restricted Stock Unit Award. Effective on the date of his retirement, Employee shall be fully vested in the restricted stock units with service-based vesting conditions granted to him in accordance with and subject to the terms of the Stock Incentive Plan and a Restricted Stock Unit Agreement effective February 13, 2019.
The benefits provided under this Agreement are in addition to, and do not affect, any other benefits to which Employee is entitled under the Company’s benefit plans, including without limitation Employee’s 2019 Annual Cash Incentive award and 2017-2019 performance-based long-term incentive award.
2.    Release. Employee hereby releases, acquits, and forever discharges the Company, its successors, or any entities which control, or are controlled by the Company, or any of their respective past, present, and future directors, officers, employees, agents, contractors, and insurers from any and all claims and liabilities of every nature and kind in any way related to or arising out of Employee's employment, or any other matter which arose before the date that Employee signs this Agreement, or which might be asserted under local, state, or federal authorities. Nothing in this Agreement shall be construed to waive or release any rights that may not be released for public policy reasons.
3.    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon, without regard to conflict-of-law principles.

EMPLOYEE By: /s/ William Nicholson William Nicholson Date: 10/30/19	COMPANY By: /s/ Anne Mersereau Anne Mersereau Vice President, Human Resources, Diversity & Inclusion Date: 10/30/19